Mountains West Exploration, Inc.
d/b/a Secured Digital Storage

FOR IMMEDIATE RELEASE

Mountains West announces name change to Secured Digital Storage Corporation

CHICAGO, December 21, 2007 - Mountains West Exploration, Inc. d/b/a Secured Digital Storage (OTC Bulletin Board: MWXI.OB) (Company or SDS), today announced that it has filed an amendment to its articles to change the Company’s name to Secured Digital Storage Corporation. This action, which was previously approved by the shareholders of the Company, was completed subsequent to the acquisition of Secured Digital Storage LLC, which was completed in November, 2007. Upon receipt of the evidence of the effectiveness of the name change, the Company will proceed to effect its name change with respect to the OTC Bulletin Board, including seeking a new ticker symbol in the coming weeks.

Bill Lynes, SDS’s Chairman and CEO, stated “effecting this name change was paramount in continuing to move the Company forward in its new strategic direction. SDS LLC established expansive name recognition over the last two years during the research and development phase of our business startup. It is important for our name, Secured Digital Storage, to depict and highlight the secured positioning of our on demand storage network offering.”

About Secured Digital Storage Corporation

Secured Digital Storage Corporation, is a New Mexico incorporated holding company which is quoted on the OTC Bulletin Board Exchange (OTC.BB) under the symbol MWXI.OB. SDS intends to provide remote high capacity online backup data storage for mission critical data to various businesses, healthcare facilities and government agencies. SDS's business model focuses its storage space to smaller, more secure data centers that are dedicated to storage, where the storage volume and connectivity is matched to each customer's specific requirements. The business model further contemplates utilizing its patent-pending Bunker Power(TM) configuration which is ideally suited for use in decommissioned military ammunition bunkers and also complies with "Green" environmental policies and the Department of Energy's "Surety Zone" standards.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements.

Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties such as the company's inability to accurately forecast its operating results; the company's potential inability to achieve profitability or generate positive cash flow; the availability of financing; and other risks associated with the company's business. For further information on factors which could impact the company and the statements contained herein, reference should be made to the company's filings with the Securities and Exchange Commission, including annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Contact:
Secured Digital Storage
D. Skip Behm
VP Finance
630-271-8590